Exhibit (p)(6)

III. Code of Ethics
Background
In July 2004, the SEC adopted Rule 204A-1 of the Advisers Act requiring SEC-RIAs to adopt and implement a Code of Ethics. The rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel. The Code of Ethics, in keeping with Rule 204A-1, requires SEC-registered investment advisers to perform the following:
• Setting a high ethical standard of business conduct reflecting adviser's fiduciary obligations;
• Compliance with federal securities laws;
• Access persons to periodically report personal securities transactions and holdings, with limited exceptions;
• Prior approval by the CEO for covered securities (as TCM uses a Discretionary Code of Ethics primarily for personal securities transactions) except for CCO prior authorization  for any Initial Public Offering (“IPO”), private placement investments, reportable funds (meaning registered investment companies in which TCM is adviser or sub-adviser) or other securities transactions as determined to be necessary by Access Persons (and Access Persons-related covered accounts). ;
• Reporting of violations;
• Delivery and acknowledgement of the Code of Ethics by each supervised person;
• Reviews and sanctions;
• Recordkeeping; and
• Summary Form ADV disclosure.

Policy
An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations. Accordingly, TCM has adopted and implemented a strict Code of Ethics to govern the activities of Supervised Persons (including Access Persons) of the Adviser and to help ensure TCM maintains a strong culture of compliance inclusive of meetings its fiduciary obligation to its clients and mitigating potential and actual conflicts of risks. TCM, in carrying out its Code of Ethics obligations maintains the discretion to engage a third-party service provider to assist in the automation of Code Reporting requirements. Alternatively, TCM retains the authority to replace the third-party service provider or direct its Access Persons to achieve compliance with Code requirements through an alternative process, such as, email.
TCM’s Code of Ethics governs practices covering personal securities transactions, outside business activities, gifts and gratuities/entertainment, and political contributions. Although not covered by the Advisers Act or subject to administration by the Adviser’s CCO, the Trust and specifically the Trust CCO will initiate Code of Ethics and other Trust-related certifications or attestation for which the Adviser, in its capacity as adviser or sub-advisers to ETFs (or other registered investment companies) on the Trust, is mandated to complete under its applicable agreement. The Trust CCO shall maintain full authority and responsibility to oversee Trust-related attestations or certifications. Within TCM, the CEO will be responsible for ensuring that those certifications and/or attestations, including those related to the Adviser’s sponsored ETFs activities and personal securities transactions, are completed thoroughly and promptly. In doing so, the Adviser’s CEO may collaborate on their completion with the Adviser’s CCO but shall remain ultimately responsible for satisfying the attendant requirements compelled by the Trust CCO and the Trust’s Board.
In keeping with Rule 204A-1 of the Advisers Act, TCM has adopted a formal Code of Ethics that classifies all Adviser employees (a/k/a Supervised Persons) as “Access Persons”. Accordingly, these Access Persons are subject to the TCM Code of Ethics (“Code”) and its provisions. In regard to TCM, the CCO shall administer the attestations or certifications and shall perform reviews to detect any issues or concerns that must be addressed, documented, and/or reported (including “Material Compliance Matters”).

Personal Securities Transactions: The Code covers the personal securities transactions of covered accounts for which they or their household members have discretion. In addition, the Code covers the political contributions, outside business activities, gifts and entertainment for business purposes for all Access Persons. TCM policy in connection to the Code will, as a general principle, follow the parameters outlined in this section of the Manual. Access persons shall have the same meaning as set forth in the Advisers Act and shall be supervised persons designated by the CCO based upon their job duties and/or access to investment recommendations concerning TCM Fund Clients and Non-Fund Clients (or together “Clients”). The Firm shall maintain a list of Clients on file as part of its books and records requirements. Access persons are not required to obtain pre-authorization from the CCO or CCO designee to open a securities account as further defined in this section.
Procedures
The Code of Ethics, as described in further detail below, is provided in the Compliance Manual which is distributed to each Supervised Person annually. Each Access Person shall complete an attestation asserting that he/she has received, read, understands, and will abide by its contents. In addition, the Code of Ethics’ specific requirements set forth below will subject to certifications done at the time of hire (i.e., Initial Certification) and thereafter after quarterly as well as annual holding reports certifications to be executed by each Access Person.
Outside Business Activities: The Code permits Access Persons to engage in Outside Business Activities (OBAs) subject to (i) pre-approval by the CCO and CEO and (ii) so long as the OBA does not present any material conflict of interest to TCM or otherwise impact TCM clients adversely.
Political Contributions: The Code permits Access Persons including the CEO (which is the sole owner of the Firm) to make political contributions subject to conditions described below and informs Access Persons to verify independently if the contribution limits are consistent with the thresholds, if any, permitted by the laws of the federal government, state or local jurisdictional law.

Gifts and Gratuities/Entertainment: The Code permits Access Persons to give or receive gifts, gratuities, or entertainment subject to the conditions set forth in the Code of Ethics. Loans are also covered under the “Gifts and Gratuities/Entertainment” provisions articulated in this section of the Manual. Preclearance by the CCO is required for gifts (given or received) of $300 or more whereas quarterly certification reporting for gifts under that limit is required. The Code of Ethics does allow for exceptions to gift limits where there is an established personal relationship and for specific lift events.
Loans. TCM or its Supervised Persons are prohibited from giving or receiving loans to other employees or representatives of clients of the Firm without prior approval by the CEO or in the case of the CEO, the CCO.
To distinguish the difference between Gifts from Gratuities/Entertainment, here is a common scenario:
• Example A: Access Person invites a prospective client to a sporting event. The Access Person attends the event with the prospective client. This is an example of Entertainment.
• Example B: Access Person gives a prospective client to two tickets to a sporting event.  The Access Persons does not attend the event with the prospective client. This is an example of a Gift.
Conflicts of Interest: The Code, in keeping with TCM’s fiduciary obligations, mandates that Access Persons, at all times, place the interests of TCM’s clients ahead of both TCM and their own interests. TCM Access Persons are compelled to act in a professional matter when conducting business for the Adviser and, in accord with that standard, shall disclose any material conflicts of interests when conducting their duties on behalf of TCM to the CEO and CCO promptly.
Responsibility
CCO

Personal Securities Transactions
Background
As required by Rule 204A-1, the Code of Ethics must govern certain activities conducted by Access Persons to ensure that an RIA is operating in a manner consistent with its fiduciary obligations.
Policy
As a fundamental principle, TCM requires that all personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. For purposes of this Policy, “Personal securities transactions” shall mean any purchase or sale of a Covered Security by an Access Person in a Covered Account; provided, however, that the CCO (or in the case of accounts involving the CCO, the CEO) may, on a case by case basis, exclude certain accounts from the below restrictions if such accounts qualify as Covered Accounts solely as a result of part (2) of the definition of such term. Moreover, each Supervised shall: (i) comply with all applicable securities laws and (ii) report any violations concerning personal securities transactions promptly to the CCO.
The Code does permit Access Persons to maintain personal securities accounts. Personal investing by an Access Person in any account in which the access person has a beneficial interest, including accounts for any immediate family or household members, must be consistent with our fiduciary duty to our clients and regulatory requirements. Each Access Person must identify within 10 days of becoming an Access Person, and subsequently on both a quarterly and again annually, any personal investment account information to the CCO initially and on an ongoing basis. Appropriate investment opportunities must be offered to clients first before the Adviser or any employee may act on them.

Definitions: The Code of Ethics shall use the following terms and related definitions:
(a) “Access Person” means any Supervised Person of TCM (1) who has access to nonpublic information regarding any clients’ purchase or sale of securities or (2) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
(b) “Supervised Person” means any member, officer, director (or other person occupying a similar status or performing similar functions), or employee of TCM (which may include independent contractors), or other person who does not provide investment advice on behalf of TCM or has access to client recommendations (which is precluded through physical and technology barriers) and is subject to the supervision and control of TCM.
(c) “Beneficial Ownership”, for purposes of this Code of Ethics and in keeping with Rule 204-1 of the Investment Advisers Act, means any securities or private investments held in accounts over which the Access Person has direct or indirect influence or control including themselves or members of their household. Excluded from this definition are securities held in accounts over which the access person had no direct or indirect influence or control.
(d) “Covered Security” means, for purposes of this Code of Ethics and in keeping with Rule 204-1 of the Investment Advisers, means any interest or instrument commonly known as a security. Further, the term “Security” shall by synonymous with the definition under the Investment Advisers Act of 1940 (“Advisers Act”). Under the Advisers Act, the term “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Additionally, the term covers the preceding parameters attendant to “securities” and other securities in which the adviser's clients may invest or as to which the adviser may make recommendations (sometimes also referred to as "related securities") including private securities. Moreover, for purposes of this Compliance Manual, the term” Security” shall cover “crypto assets” that may be a security (including stocks, mutual funds, and exchange-traded funds that derive value from crypto assets), a commodity (e.g., digital assets) or other asset type (e.g. property) under applicable law. As a general standard, the definition of “crypto assets” is any asset that’s issued or transferred using distributed ledger technology (DLT) or blockchain technology.

(e) “Exempt Security” is not encompassed under “Covered Security” as such securities are excluded from being covered under the Code. Exempt Security means (among others)  any direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements),.
(f) “Covered Accounts” shall mean (i) securities accounts, wallets or keys for which TCM is a beneficial owner and maintain discretion, except for investment partnerships or other funds of which the adviser or any affiliated entity is the general partner, investment adviser or investment manager or from which the adviser or such affiliated entity receives fees based on capital gains, and/or (ii) or an Access Person (including household members of the Access Person) maintains a beneficial ownership interest and investment discretionary authority. “Covered Accounts”, more specifically and for background purposes, encompass (1) “securities accounts” that  hold financial assets such as “securities” as defined under “Covered Security”, above, on behalf of an investor with a bank, broker or custodian; (2)  “wallets” (whether “hot” or “cold”), which are hardware, software or even paper that let the investor store, access and manage crypto assets; and (3) “keys” (e.g., public keys, private keys), which are used in connection with the validation of ownership of an investor’s crypto assets. (Note: The keys—for which a public key and a private key exists—work in tandem and enable the investor to access their crypto assets. The  the public key identifies the “location” of the investor’s wallet, and the individual uses it to receive or send crypto from or to another wallet address. While anyone can send transactions to your public key, you need the matching private key (or secret long alphanumeric code) to “unlock” them.)
Procedure
Personal Securities Transactions. TCM has adopted procedures to implement our policy on personal securities transactions and reviews to monitor and ensure our policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:
• Access Persons are required to provide TCM electronic access to current covered accounts and reportable securities holdings for both the Access Persons and (covered accounts of Access Persons’ household members) within 10 days of becoming an Access person (i.e. Initial Portfolio Holdings Report) and annually (i.e. Annual Portfolio Holdings Report), for the term of their employment. Initial Portfolio Holding Reports and Annual Portfolio Holding Reports include the reporting of covered accounts and holdings in publicly traded securities, private securities, and crypto holdings whereas Quarterly Transaction Reports (as further described below) do not.

• Access persons (including for Access persons’ household member covered accounts) must provide quarterly reporting of covered securities transactions for each preceding calendar quarter to the CCO (or CCO designee) within 30 days of the end of the calendar quarter’s end (or “Quarterly Transaction Reporting”); however, such Quarterly Transaction Reporting is not required to include transactions in covered securities other than publicly traded securities. Therefore, Quarterly Transaction Reporting provided by the Access Person does not extend to private securities (which are still subject to pre-clearance authorization, as applicable, and Initial/Annual Portfolio Holdings Reporting) nor crypto assets (which are subject to Initial/Annual Portfolio Holdings Reporting only). Brokerage account statements may be accepted in lieu of transaction and holdings reports so long as the statements contain all required information and as long as the information is current within 45 days of reporting for holdings reports and such statements are received within 30 days of the end of each calendar quarter for personal securities transactions subject to the aforementioned requirements for Quarterly Transaction Reporting and/or Initial/Annual Portfolio Holdings Reports, as applicable.
• All personal securities transactions in covered securities that are to be executed in covered accounts are subject to applicable reporting under the Code of Ethics  except transactions in which the Access Person or household member does not have discretionary authority (such as where a brokerage Adviser or financial advisor makes all investment decisions for the Access Person or household member), accounts that do not permit purchase or sale of covered securities (e.g., 529 Plans), and/or direct obligations of the Government of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or shares issued by registered affiliated or unaffiliated open-end investment companies; and
• Access Persons are required to provide TCM electronic access to current covered accounts and reportable securities holdings for both the Access Persons and the Access Persons’ household members within 10 days of becoming an Access person and on an ongoing basis, as applicable.
• Covered account statements may be accepted in lieu of transaction and holdings reports so long as the confirmations and statements contain all required information and as long as the information is current within 45 days of reporting for holdings reports and such statements are received within 30 days of the end of each calendar quarter for personal securities transactions.
• Pre-Clearance Authorization. For additional information, refer to the provisions outlined in the section below.

Pre-Clearance Authorization
TCM, in addition to the aforementioned procedures, has also adopted these provisions attendant to personal securities transactions as part of its Code of Ethics:
• CCO Pre-Clearance: Access Persons must always seek and obtain pre-clearance from the CCO or CCO Designee through the process established by TCM for these transaction requests for covered accounts which shall be facilitated through the designated automated code reporting platform to evidence CCO reviews in this regard:
o  Pre-clearance of an Access Person's participation in an initial public offering (“IPO”), which means the first sale of stock issued by a company to the public;
o Obtain prior approval of any acquisition of securities in a limited offering (e.g., 144A, or interest in a private limited partnership, or similar type of investments); and
o Pre-clearance of an Access Person’s purchase or sale of a registered investment company in which TCM is the Adviser or Sub-Adviser (each a “Reportable Fund” or together “Reportable Funds”). The name and ticker for these registered investment companies will be disseminated to all Access Persons by the CEO or CEO designee.
• CEO Pre-Clearance: Access Persons must seek prior authorization from the CEO before purchasing or selling common stocks, exchange traded securities (other than Reportable Funds which are pre-cleared through the CCO independently), and/or individual fixed income securities.
o Transactions in the securities for CEO Pre-Clearance is required and therefore  applicable requests may be approved or rejected at the discretion of the CEO. Such requests, including those of the CEO, shall be entered into the automated code reporting platform (for which TCM uses for code of ethics reporting and disclosures) for tracking purposes and to evidence the approval or rejection of the request by the CEO.
Note: TCM has the discretion to automate any and/or all components of its Code of Ethics (“Code”) provisions. In such instances, TCM shall coordinate its Code requirements with the third party service provider and maintain electronic files (in lieu of hard copy files) as required under the Advisers Act. The Trust CCO, as noted, shall be responsible for retention of Code of Ethics provisions required under the Company Act.
Responsibility
CCO